                            SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant (  X  )
Filed by a Party other than the Registrant (    )

Check the appropriate box:
(    )    Preliminary Proxy Statement
(    )    Confidential, for Use of the Commission Only (as
          permitted by Rule 14a-6(e)(2))
( X  )    Definitive Proxy Statement
(    )    Definitive Additional Materials
(    )    Soliciting Material pursuant to Rule 14a-11(c) or
          Rule 14a-12


                                    CDI CORP.
--------------------------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
(  X )     No Fee Required
(    )     Fee computed on table below per Exchange Act
           Rules 14a-6(i)(1) and 0-11.

           1)    Title of each class of securities to which transaction applies:

           _____________________________________________________________________

           2)    Aggregate number of securities to which transaction applies:

           _____________________________________________________________________

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           _____________________________________________________________________

           4)    Proposed maximum aggregate value of transaction:

           _____________________________________________________________________

           5)    Total fee paid:

           _____________________________________________________________________

( ) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

       _________________________________________________________________________

       2)  Form, Schedule or Registration Statement No.:

       _________________________________________________________________________

       3)  Filing Party:

       _________________________________________________________________________

       4)  Date Filed:

       _________________________________________________________________________

                                [CDI Corp. Logo]

                          1717 Arch Street, 35th Floor
                      Philadelphia, Pennsylvania 19103-2768



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   May 6, 2003

To all Shareholders:

The Annual Meeting of the Shareholders of CDI Corp. (the "Company") will be held in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 6, 2003 at 10:00 a.m., for the following purposes:

1. To elect nine directors of the Company, to serve during the ensuing year or until their successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the Company's independent auditors for 2003; and

3. To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 14, 2003 are entitled to notice of and to vote at the Annual Meeting. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign, date and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Most shareholders (those who hold their shares in "street name" through brokers, banks and other nominees) can also vote their shares over the Internet or by telephone. See the instructions on your proxy card. If you do attend the meeting, you may revoke your proxy and vote in person.

                                By Order of the Board of Directors

                                   /s/ JOSEPH R. SEIDERS
                                   JOSEPH R. SEIDERS, Secretary

Dated:  April 8, 2003
Philadelphia, Pennsylvania

                                [CDI Corp. Logo]
                          1717 Arch Street, 35th Floor
                      Philadelphia, Pennsylvania 19103-2768



                                 Proxy Statement

                       For Annual Meeting of Shareholders

                            To be Held on May 6, 2003




                               GENERAL INFORMATION

This Proxy Statement and the accompanying Proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CDI Corp. ("CDI" or the "Company"), a corporation organized under the laws of the Commonwealth of Pennsylvania, to be used at the Annual Meeting of Shareholders to be held on Tuesday, May 6, 2003 at 10:00 a.m. in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania and at any and all adjournments or postponements of that meeting. The date of mailing of this Proxy Statement and the Proxy to the Company's shareholders is on or about April 8, 2003.

The solicitation of proxies is being handled by the Company at its cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of the Company may contact shareholders, banks, brokerage firms or nominees by telephone or in person to request that proxies be furnished in time for the meeting. No solicitation is being made by specially engaged employees of the Company or paid solicitors.

If the enclosed Proxy is executed and returned, it may nevertheless be revoked by giving written notice of revocation to the Secretary of the Company at any time prior to the vote. The Proxy is in such a form that authority to vote for the election of any or all of the nominated directors can be withheld and that separate approval or disapproval can be indicated with respect to the ratification of the auditors. The shares represented by the Proxy will be voted for the election of all of the nine nominated directors unless authority to do so is withheld, and in favor of ratification of the auditors unless a contrary choice is specified.


                                  ANNUAL REPORT

The Company's Annual Report to Shareholders for the year ended December 31, 2002 is being mailed to all shareholders together with this Proxy Statement. That report is not to be regarded as proxy solicitation material or as a part of this Proxy Statement.

                                  VOTING RIGHTS

Only shareholders of record at the close of business on March 14, 2003 will be entitled to vote at the meeting. There were outstanding and entitled to vote, as of March 14, 2003, 19,351,309 shares of the common stock, par value $.10 per share, of the Company ("CDI Stock"), the only class of stock of the Company now issued and outstanding. Shareholders are entitled to one vote for each share of CDI Stock held.

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Assuming that a quorum is present, proposals will be decided by a majority of the votes cast, in person and by proxy, at the Annual Meeting by all shareholders entitled to vote. Shares represented by proxies that reflect abstentions and shares referred to as "broker nonvotes" (shares held by brokers or nominees as to which instructions have not been received from beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter) will not constitute a vote cast with respect to any matter.


              PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

As of March 7, 2003, the following persons and entities were known by the Company to be beneficial owners of more than 5% of the outstanding CDI Stock. The following table shows, as of that date, the number of shares of CDI Stock beneficially owned by those principal shareholders and the percentage which that number represents of the total shares of CDI Stock beneficially owned by all holders as of that date.


                                                                                           Percentage of
                                                     Number of Shares                     Total Shares of
            Name and Address of                        of CDI Stock                          CDI Stock
              Beneficial Owner                      Beneficially Owned                  Beneficially Owned
            -------------------                     ------------------                  ------------------
Lawrence C. Karlson and Barton J. Winokur, as          5,368,075 (1)                           27.0%
Trustees of certain trusts for the benefit of
Walter R. Garrison's children, and Donald W.
Garrison, Lawrence C. Karlson, Barton J.
Winokur and Paul H. Woodruff, as Trustees of
certain other trusts for the benefit of Walter
R. Garrison's children
    c/o Paul Wm. Putney, Esquire
    Dechert LLP
    4000 Bell Atlantic Tower
    1717 Arch Street
    Philadelphia, PA 19103

Barclays Global Investors, NA                          1,561,405 (2)                           7.8%
Barclays Global Fund Advisors
    45 Fremont Street
    San Francisco, CA 94105

Walter R. Garrison                                     1,545,980 (3)                           7.8%
    800 Manchester Avenue, 3rd Floor
    Media, PA 19063

_______________

* Except as indicated in the footnotes below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1) Each trustee under these trusts has joint voting and investment power with the other trustees with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of the Company own, of record and beneficially, the number of shares of CDI Stock shown opposite their names on the following table.

(2) This number is as of December 31, 2002, and is based on a Schedule 13G filed by the shareholders with the Securities and Exchange Commission.

(3) Includes 86,886 shares held indirectly. Does not include the shares held by the various family trusts referred to in this table or 175,000 shares held by The Garrison Foundation or 32,000 shares held by The Garrison Family Foundation. See footnotes (5) and (7) to the following table.

The following table sets forth, as to each person who is a director, director nominee or executive officer named in the Summary Compensation Table which appears later in this Proxy Statement, and as to all directors, director nominees and executive officers of the Company as a group, the number of shares of CDI Stock beneficially owned as of March 7, 2003 and the percentage which that number represents of the total shares of CDI Stock beneficially owned by all holders as of that date.

                                                                                          Percentage of
                                                    Number of Shares                     Total Shares of
                                                      of CDI Stock                          CDI Stock
Name of Individual or Group                        Beneficially Owned                  Beneficially Owned
---------------------------                        ------------------                  ------------------
Roger H. Ballou                                        85,000  (1)                             .4%

Walter E. Blankley                                      8,811  (2)                        Less than .1%

Gregory L. Cowan                                       35,187  (3)                             .2%

Michael J. Emmi                                         6,261  (4)                        Less than .1%

Walter R. Garrison                                  1,545,980  (5)(6)(7)                      7.8%

Kay Hahn Harrell                                        8,816  (8)                        Less than .1%

Lawrence C. Karlson                                    53,636  (6)(9)                          .3%

Ronald J. Kozich                                            0                                  --

Alan B. Miller                                          6,710  (10)                       Less than .1%

Joseph R. Seiders                                      26,888  (11)                            .1%

Jay G. Stuart                                          10,500  (12)                       Less than .1%

Cecilia J. Venglarik                                   13,099  (13)                       Less than .1%

Barton J. Winokur                                     204,717  (6)(7)(14)                     1.0%

All directors, director nominees and
executive officers as a group (13 persons)          2,005,605  (15)                          10.1%

_________________

* Except as indicated in the footnotes below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1) Includes 25,000 shares held indirectly, 30,000 shares of restricted stock which are subject to vesting and 25,000 shares which Mr. Ballou has the right to acquire through the exercise of options. Does not include 475,000 option shares which are not yet exercisable or 6,324 Stock Purchase Plan units which have not yet vested and which are not scheduled to vest within 60 days. (For a description of the Stock Purchase Plan as it applies to executives, see footnote (2) to the "Summary Compensation Table".)

(2) Consists of 1,000 shares held indirectly, 4,710 shares which Mr. Blankley has the right to acquire through the exercise of options and 3,101 Stock Purchase Plan units which are scheduled to vest within 60 days. Does not include 6,839 Stock Purchase Plan units which have not yet vested and which are not scheduled to vest within 60 days. (For a description of the Stock Purchase Plan as it applies to directors, see below under "Compensation of Directors".)

(3) Includes 2,000 shares of restricted stock which are subject to vesting and 30,839 shares which Mr. Cowan has the right to acquire through the exercise of options. Does not include 31,826 option shares which are not yet exercisable or 2,292 Stock Purchase Plan units which have not yet vested and which are not scheduled to vest within 60 days.

(4) Includes 1,260 shares which Mr. Emmi has the right to acquire through the exercise of options and 1,551 Stock Purchase Plan units which are scheduled to vest within 60 days.

(5) Includes 86,886 shares held indirectly. Does not include 7,633 Stock Purchase Plan units which have not yet vested and which are not scheduled to vest within 60 days. Also does not include the 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of twelve trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation's shares except as a fiduciary.

(6) Does not include 5,368,075 shares of CDI Stock held in various trusts created by Walter R. Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Mr. Karlson and Mr. Winokur, are directors of the Company and a third trustee, Donald W. Garrison, is Walter R. Garrison's brother. Walter R. Garrison disclaims beneficial ownership of these shares, as do the trustees except as fiduciaries.

(7) Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the five trustees of The Garrison Foundation are Messrs. Garrison and Winokur, who are directors of the Company. The trustees disclaim beneficial ownership of these shares except as fiduciaries.

(8) Includes 5,885 shares which Ms. Harrell has the right to acquire through the exercise of options and 931 Stock Purchase Plan units which are scheduled to vest within 60 days. Does not include 4,103 Stock Purchase Plan units which are not scheduled to vest within 60 days.

(9) Includes 4,710 shares which Mr. Karlson has the right to acquire through the exercise of options and 3,101 Stock Purchase Plan units which are scheduled to vest within 60 days. Does not include 6,839 Stock Purchase Plan units which have not yet vested and which are not scheduled to vest within 60 days.

(10) Includes 4,710 shares which Mr. Miller has the right to acquire through the exercise of options. Does not include 9,940 Stock Purchase Plan units which have not yet vested and which are not scheduled to vest within 60 days.

(11) Includes 11,324 shares which Mr. Seiders has the right to acquire through the exercise of options. Does not include 21,600 option shares which are not yet exercisable or 3,138 Stock Purchase Plan units which have not yet vested and which are not scheduled to vest within 60 days.

(12) Includes 100 shares held indirectly and 10,000 shares of restricted stock which are subject to vesting. Does not include 50,000 option shares which are not yet exercisable or 1,062 Stock Purchase Plan units which have not yet vested and which are not scheduled to vest within 60 days.

(13) Includes 11,996 shares which Ms. Venglarik has the right to acquire through the exercise of options. Does not include 30,320 option shares which are not yet exercisable or 3,296 Stock Purchase Plan units which have not yet vested and which are not scheduled to vest within 60 days.

(14) Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no beneficial interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(15) If the 5,368,075 shares held in the Garrison family trusts referred to in footnote (6) above, the 175,000 shares held by The Garrison Foundation referred to in footnote (7) above and the 32,000 shares held by The Garrison Family Foundation referred to in footnote (5) above were combined with the 2,005,605 shares shown in the table as held by directors, director nominees and executive officers as a group, the total would be 7,580,680 shares or 38.1% of the total shares of CDI Stock.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting of Shareholders, to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named in the enclosed Proxy (Joseph R. Seiders and Craig H. Lewis) have advised the Company that they intend to vote FOR the nine nominees below unless authority to do so is withheld. Each of these nominees has been designated by the Board of Directors. Except for Mr. Kozich, each of the nominees is currently a member of the Board. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected, but if any such nominee should become unavailable, the Board may nominate, and the persons named in the accompanying Proxy may vote for, a substitute nominee.


Information About the Nominees

The following table sets forth information about the nominees for election to the Board of Directors.

 Name and                                   Director of the    Principal Present Position, Business
 Committee                                     Company         Experience During Past Five Years
 Membership                       Age           Since*         and Other Directorships
 ----------                       ---          --------        ------------------------------------
 Roger H. Ballou (E)(F)           51             2001          President and Chief Executive Officer of the
                                                               Company since October 2001; Private Consultant
                                                               (September 2000 to September 2001); Chairman and
                                                               Chief Executive Officer of Global Vacation Group,
                                                               Inc. (March 1998 to September 2000); Principal,
                                                               Thayer Capital Partners, a private equity
                                                               investment firm (September 1997 to March 1998);
                                                               Director of Alliance Data Systems Corporation and
                                                               American Medical Security Group, Inc.

 Walter E. Blankley (C)(G)        67             1994          Retired Chairman of the Board (1993-2000) and Chief
                                                               Executive Officer (1990-1999) of AMETEK, Inc.,
                                                               Paoli, PA (manufacturer of air moving electric
                                                               motors and precision electronic instruments);
                                                               Director of Amcast Industrial Corporation

 Michael J. Emmi (A)(F)           61             1999          Chairman and Chief Executive Officer of IPR
                                                               International LLC (data storage and document
                                                               management services) since April 2002; Chairman and
                                                               Chief Executive Officer of Systems & Computer
                                                               Technology Corporation, Malvern, PA (1985-January
                                                               2002); Director of CompuCom Systems, Inc.

 Walter R. Garrison (E)(G)        76             1958          Chairman of the Board of the Company; Chairman,
                                                               President and Chief Executive Officer of the
                                                               Company from 1961 until 1997

 Kay Hahn Harrell (A)(C)          62             1998          Chairman and Chief Executive Officer of Fairmarsh
                                                               Consulting, St. Simons Island, GA since 1993

 Lawrence C. Karlson (F)(G)       60             1989          Private investor and consultant; Chairman of
                                                               Mikron Infrared Company, Inc.

 Ronald J. Kozich                 63             --            Retired Managing Partner of Ernst & Young LLP's
                                                               Philadelphia office (1991-1999); Director of
                                                               Tasty Baking Company

 Alan B. Miller (C)               65             1994          Chairman of the Board, President and Chief
                                                               Executive Officer of Universal Health Services,
                                                               Inc., King of Prussia, PA (hospital management and
                                                               health care services) since 1978; Director and
                                                               Chairman of the Board of Universal Health Realty
                                                               Income Trust; Director of Penn Mutual Life
                                                               Insurance Co.

Barton J. Winokur (A)(E)(F)       63             1968          Chairman and Partner in the law firm of Dechert
                                                               LLP, Philadelphia, PA

___________________
(A)   Member of the Audit Committee
(C)   Member of the Compensation Committee
(E)   Member of the Executive Committee
(F)   Member of the Finance Committee
(G)   Member of the Governance Committee

* References to periods served as a director of the Company include periods served as a director of CDI Corporation, the Company's predecessor registrant under the Securities Exchange Act of 1934.


Information About the Board and its Committees

The Board of Directors of the Company held five meetings during 2002, and acted on one other occasion by unanimous written consent. The Board of Directors has five standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Finance Committee and a Governance Committee.

The Audit Committee reviews (a) the financial reports and other financial information provided by the Company to shareholders, the Securities and Exchange Commission and others, (b) the audit efforts of the Company's independent accountants and internal auditors, (c) the Company's systems of internal control regarding finance, accounting, legal compliance and business conduct, and (d) the Company's auditing, accounting and financial processes generally. This Committee held eleven meetings during 2002.

The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation and benefit programs and policies for the Company's executive management group. This Committee held six meetings during 2002.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This Committee held two meetings during 2002.

The Finance Committee oversees the financial affairs and policies of the Company, including review of the Company's annual operating and capital plans and major acquisitions or dispositions. This Committee held five meetings during 2002.

The Governance Committee oversees matters relating to Board organization, composition, compensation, regulatory compliance and effectiveness evaluations. The Committee also reviews executive succession planning and executive recruitment processes. The Governance Committee provides the Board of Directors with recommendations relating to the selection of new members of the Board. The Committee evaluates possible candidates, assists in attracting qualified candidates and interviews candidates prior to making its recommendations to the Board. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit to the Secretary of the Company the name, a statement of qualifications and the written consent of the candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance Committee. The Governance Committee held four meetings during 2002.

Each of the incumbent directors attended more than 90% of the total number of meetings held during 2002 of the Board and the committees of the Board on which he or she served during the year.


Corporate Governance

The Board of Directors is committed to conducting its affairs and the activities of the Company in a responsible and ethical manner, in accordance with sound corporate governance principles. The Board is keenly aware of, and has been monitoring, developments in this area, including new requirements under the Sarbanes-Oxley Act and new rules proposed by the Securities and Exchange Commission and the New York Stock Exchange. The Board is assessing these new rules and will be further developing the Company's corporate governance processes and guidelines in accordance with these new requirements.

Compensation of Directors

Each director who is not an employee of the Company or one of its subsidiaries receives a retainer fee of $50,000 per year as compensation for the director's service on the Board. The Chairman of the Board is paid an additional fee of $60,000 per year. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one. Also, non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and $750 for each Committee meeting. With respect to the $50,000 retainer fee, directors can elect to be paid in any combination of (a) cash, (b) Company stock options, or (c) Company stock through a deferred stock purchase plan.

If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives will be determined using a methodology that values an option as of its grant date based on the historic and projected price/earnings ratios for CDI Stock and projected CDI earnings. This valuation is performed by the Company's independent outside compensation consulting firm.

If a director elects to receive stock through a deferred stock purchase plan, known as the Stock Purchase Plan or "SPP", for all or a portion of the retainer fee, the director will receive units which correspond to a right to receive one share of CDI Stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of units is calculated by dividing the dollar amount of deferred retainer fees by the market value of CDI Stock at the beginning of the fee year. Under the SPP, the Company makes a matching contribution of one SPP unit for every three SPP units acquired by the director.

Under stock ownership requirements established by the Board, all directors of the Company were required to own at least $100,000 of CDI Stock by the end of 2002. SPP units are treated as shares owned for purposes of this requirement. As of December 31, 2002, all of the members of the Board were in compliance with this stock ownership requirement.

No consulting fees were paid in 2002 to any of the Company's directors other than Walter R. Garrison. The Company initially entered into a Consulting Agreement with Mr. Garrison in April 1997 when he retired as the President and Chief Executive Officer of the Company. Under the Consulting Agreement which was in effect during the first four months of 2002, Mr. Garrison agreed to render up to 60 days of consulting services to the Company over a twelve-month period, in return for which the Company paid him consulting fees of $175,000 per year. That Consulting Agreement also contained certain covenants restricting Mr. Garrison from competing with the Company and from soliciting the Company's customers or management employees. Following the expiration of that Consulting Agreement, the Company entered into an informal arrangement with Mr. Garrison in which he would provide consulting services on an as-needed basis at the rate of $1,000 per day (or $3,000 per day if Mr. Garrison were asked to be the lead representative of CDI in connection with negotiations with third parties). During 2002, Mr. Garrison earned total consulting fees of $58,333.

Under a 1978 supplemental pension agreement with Mr. Garrison, the Company pays him a pension of $35,000 per year for fifteen years following his retirement. If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the balance remaining in a lump-sum payment.


                       COMPENSATION OF EXECUTIVE OFFICERS


Identification of the Executive Officers

The Board of Directors of the Company annually elects the executive officers of the Company, traditionally at the meeting of the Board immediately following the Annual Meeting of Shareholders. Below are the Company's executive officers at the end of 2002, along with their business experience over the past five years:

      Roger H. Ballou, age 51, has been the President and Chief Executive Officer of the Company since October 2001. Previously, Mr. Ballou was a private consultant (September 2000 to September 2001), Chairman and Chief Executive Officer of Global Vacation Group, Inc. (March 1998 to September
      2000), and Principal, Thayer Capital Partners, a private equity investment firm (September 1997 to March 1998).

      Jay G. Stuart, age 54, became the Executive Vice President and Chief Financial Officer of the Company in November 2002. Previously, Mr. Stuart was a private consultant (September 2001 to October 2002 and July 1997 to May 1999) and Executive Vice President and Chief Financial Officer of Global Vacation Group, Inc. (May 1999 to September 2001).

      Gregory L. Cowan, age 49, became the Company's Senior Vice President and Chief Accounting Officer in November 2002. Previously, he served as the Company's Executive Vice President and Chief Financial Officer (October 1999 to November 2002) and Vice President and Controller (May 1999 to October 1999). Prior to joining the Company, he was Vice President-Internal Audit of Crown Cork and Seal Company Inc. (beginning in 1996).

      Joseph R. Seiders, age 54, has been the Company's Senior Vice President and General Counsel since 1987.

      Cecilia J. Venglarik, age 53, has been the Company's Senior Vice President, Human Resources since September 2001. Previously, she served as the Company's Vice President, Corporate Human Resources Services (November 1999 to September 2001), Vice President, Human Resources for the Company's Information Technology Services division (October 1998 to November 1999), and Vice President, Human Resources for CDI Engineering Group, Inc., a subsidiary of the Company (January 1998 to October 1998).

Summary Compensation Table

The following table sets forth certain information regarding the compensation for services to the Company and its subsidiaries during the last three fiscal years which was earned by each person who was serving as an executive officer of the Company at the end of 2002. The five executives who are included in this Summary Compensation Table are referred to in this Proxy Statement as the "Named Executive Officers". Since Mr. Ballou was not employed by the Company during 2000, no compensation information is set forth below for him with respect to that year. Since Mr. Stuart was not employed by the Company during 2001 or 2000, no compensation information is set forth below for him with respect to those years. Ms. Venglarik first became an executive officer of the Company (for proxy statement purposes) in 2001, so no information is provided for her for 2000. Mr. Ballou joined the Company on October 1, 2001, so the information provided for him for 2001 reflects a partial year. Mr. Stuart was not an employee of the Company for all of 2002, so his compensation information in the chart below also reflects a partial year.

                                           Annual Compensation          Long-Term Compensation
                                           -------------------          ----------------------

                                                                                        Securities       All Other
Name and Principal                                                  Restricted Stock    Underlying     Compensation
     Position                    Year     Salary ($)   Bonus ($)     Awards ($)(1)      Options (#)        ($)(2)
------------------               ----     ----------   ---------    ----------------    -----------    ------------
Roger H. Ballou,                 2002       500,000     436,875                0                0        756,515(3)
  President and Chief            2001       125,000      94,500          642,000          500,000          7,874
  Executive Officer              2000            --          --               --               --             --
  (beginning in October 2001)

Jay G. Stuart,                   2002        58,333      40,775          255,000           50,000          3,405(4)
  Executive Vice President       2001            --          --               --               --             --
  and Chief Financial Officer    2000            --          --               --               --             --
  (beginning in November
  2002; employment began in
  October 2002)

Gregory L. Cowan,                2002       238,050     138,664                0            6,400          9,059
  Senior Vice President and      2001       238,050      27,773                0            6,000         10,965
  Chief Accounting Officer       2000       229,167           0                0            7,150              0

Joseph R. Seiders,               2002       284,000      99,258                0            6,400         19,108
  Senior Vice President and      2001       282,696      20,627                0            6,000         12,560
  General Counsel                2000       263,907           0                0            5,200         15,405

Cecilia J. Venglarik,            2002       220,000     115,335                0            6,400         17,057
  Senior Vice President,         2001       206,600      19,042                0           17,500          9,035
  Human Resources                2000            --          --               --               --             --

(1) Restricted stock awards in the Summary Compensation Table are valued based on the market value of CDI Stock on the date of the award. As of the end of 2002, the Named Executive Officers owned the following number of restricted shares, with the following values (based on the closing market price per share of CDI Stock on December 31, 2002, which was $26.98 per share):

          Executive Officer      Number of Restricted Shares     Value ($)
          -----------------      ---------------------------     ---------
          Roger H. Ballou                  30,000                  809,400
          Jay G. Stuart                    10,000                  269,800
          Gregory L. Cowan                  2,500                   67,450
          Joseph R. Seiders                     0                        0
          Cecilia J. Venglarik                  0                        0

    The 30,000 restricted shares owned by Mr. Ballou at the end of 2002 vest 33% per year over three years (on October 1st of each year from 2003 through 2005). The 10,000 restricted shares owned by Mr. Stuart at the end of 2002 vest 25% per year over four years (on October 14th of each year from 2003 through 2006). Of the restricted shares owned by Mr. Cowan at year-end, 1,000 vest over time (500 shares vest on October 25th of 2003 and 2004) and 1,500 vest depending on the percentage achievement of the goals applicable to his cash bonus arrangement (up to 500 shares vest based on performance during each of 2002, 2003 and 2004). All of Mr. Cowan's 500 restricted shares which were subject to vesting based on performance during 2002 have ultimately vested. Restricted shares which do not vest are forfeited. Holders of restricted stock are entitled to receive any dividends which are paid on CDI Stock, although no dividends have ever been paid.

(2) Except as described in footnote (3) below, All Other Compensation consisted of Company contributions and allocations to the following employee benefit plans and bonus programs: (a) the Company's qualified Retirement Plan (in 2002, an estimated $5,996 to the accounts of Mr. Cowan, Mr. Seiders and Ms. Venglarik); (b) the Company's qualified 401(k) plan (in 2002, $400 to the accounts of Mr. Ballou, Mr. Cowan, Mr. Seiders and Ms. Venglarik); (c) the Company's non-qualified excess benefit plan (in 2002, estimated amounts of $2,663 to the account of Mr. Cowan, $4,446 to the account of Mr. Seiders and $1,051 to the account of Ms. Venglarik); and (d) the Company's Stock Purchase Plan (SPP).

    Under the SPP, participants use a portion of their annual bonus awards to purchase SPP units, each of which corresponds to a participant's right to receive one share of CDI Stock upon the satisfaction of the applicable vesting period. Participants such as the Named Executive Officers, who are required to participate in the SPP, automatically have 25% of their annual bonus award withheld on a pre-tax basis to purchase SPP units. Participants may voluntarily have up to an additional 25% of their annual bonus award withheld on a pre-tax basis to purchase SPP units. Under the SPP, the Company makes a matching contribution of one SPP unit for every three SPP units purchased by the participant on a voluntary basis. For 2002, the number of units contributed by the Company to the Named Executive Officers on a matching basis with respect to their voluntary participation was 152 for Mr. Stuart, 369 for Mr. Seiders and 429 for Ms. Venglarik. Based on $22.40 per share, which was the closing price of CDI Stock on March 6, 2003, the date that the matching SPP units were contributed by the Company, the value of such contributed units was $3,405 for Mr. Stuart, $8,266 for Mr. Seiders and $9,610 for Ms. Venglarik.

(3) The Company requires Mr. Ballou to maintain his primary residence in the Philadelphia metropolitan area. To induce Mr. Ballou to become the Chief Executive Officer of the Company on October 1, 2001, the Company agreed to reimburse Mr. Ballou for (a) the ordinary and necessary costs of selling his old residence in Washington, D.C. and purchasing a new residence in Philadelphia, (b) his expenses incurred in locating a new residence and (c) the cost of moving his and his family's personal belongings to the new residence. Under this agreement, the reimbursement of his sale and purchase costs was increased to account for the additional income taxes which Mr. Ballou would be required to pay with respect to these amounts. The total payments made by the Company to Mr. Ballou in connection with these arrangements are included in the Summary Compensation Table under All Other Compensation for 2002.

(4) Does not include consulting fees which were paid to an affiliate of Mr. Stuart for services rendered prior to the date that Mr. Stuart became employed by the Company. For more information regarding those consulting fees, see below under the caption "Certain Other Arrangements with Executive Officers".


Option Grants in Last Fiscal Year

The following table sets forth information concerning all grants of stock options to the Named Executive Officers during 2002. No options were granted to Roger H. Ballou, the Company's CEO, during 2002.

                                                   Individual Grants
                              ----------------------------------------------------------   Potential Realizable Value
                                                                                               at Assumed Annual
                                                                                              Rates of Stock Price
                                                Percent of                                      Appreciation for
                               Number of          Total                                          Option Term (2)
                               Securities         Options        Excercise                 --------------------------
                               Underlying       Granted to        or Base
                                Options        Employees in        Price      Expiration
Name                          Granted (#)       Fiscal Year      ($/Sh)(1)       Date         5% ($)        10% ($)
----                          -----------       -----------      ---------    ----------   ------------  ------------
Jay G. Stuart                  50,000(3)           14.8%           25.50       10/13/09       519,053      1,209,614

Gregory L. Cowan                6,400(4)            1.9%           21.75        2/26/09        56,668        132,061

Joseph R. Seiders               6,400(4)            1.9%           21.75        2/26/09        56,668        132,061

Cecilia J. Venglarik            6,400(4)            1.9%           21.75        2/26/09        56,668        132,061

-------------------

(1) All options were granted with exercise prices equal to the closing price of CDI Stock on the New York Stock Exchange on the last trading day immediately preceding the date of grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of CDI Stock or the present or future value of the options.

(3) The vesting provisions applicable to the options granted to Mr. Stuart are as follows: As to 17,000 of the Option shares, 4,250 vest on each of the first four anniversaries of the date of grant. The remaining 33,000 Option shares vest as follows: (a) 4,714 shares vest upon the earlier of (i) the first date that the closing price of CDI Stock on the NYSE has closed at $35 for any 60 days over a continuous six-month period or (ii) October 13, 2008;
    (b) 4,714 shares vest upon the earlier of (i) the first date that the closing price of CDI Stock on the NYSE has closed at $40 for any 60 days over a continuous six-month period or (i) October 13, 2008; (c) 4,714 shares vest upon the earlier of (i) the first date that the closing price of CDI Stock on the

    NYSE has closed at $45 for any 60 days over a continuous six-month period or
    (ii) October 13, 2008; (d) 4,714 shares vest upon the earlier of (i) the first date that the closing price of CDI Stock on the NYSE has closed at $50 for any 60 days over a continuous six-month period or (ii) October 13, 2008;
    (e) 4,714 shares vest upon the earlier of (i) the first date that the closing price of CDI Stock on the NYSE has closed at $55 for any 60 days over a continuous six-month period or (ii) October 13, 2008; (f) 4,714 shares vest upon the earlier of (i) the first date that the closing price of CDI Stock on the NYSE has closed at $60 for any 60 days over a continuous six-month period or (ii) October 13, 2008; and (g) 4,716 shares vest upon the earlier of (i) the first date that the closing price of CDI Stock on the NYSE has closed at $65 for any 60 days over a continuous six-month period or
    (ii) October 13, 2008.

(4) The options granted to Mr. Cowan, Mr. Seiders and Ms. Venglarik during 2002 are not exercisable until they vest. Twenty percent of the options vest on each of the first five anniversaries of the date of grant.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

The following table sets forth information regarding stock options exercised by the Named Executive Officers during 2002 as well as the number of unexercised stock options and the value of unexercised in-the-money stock options at the end of 2002 held by the Named Executive Officers. As indicated by the table, none of the Named Executive Officers exercised any Company stock options during 2002.

                                                                    Number of Securities               Value of Unexercised
                                                                   Underlying Unexercised              In-The-Money Options
                                                                    Options at FY-End (#)                 at FY-End ($)*
                                                               -------------------------------     -----------------------------
                          Shares Acquired        Value
Name                       on Exercise(#)     Realized ($)     Exercisable       Unexercisable     Exercisable     Unexercisable
----                       --------------     ------------     -----------       -------------     -----------     -------------
Roger H. Ballou                  --                --             25,000            475,000          273,250         5,191,750

Jay G. Stuart                    --                --                  0             50,000                0            74,000

Gregory L. Cowan                 --                --             26,929             30,736           51,374           131,633

Joseph R. Seiders                --                --              6,740             16,184           37,169           118,642

Cecilia J. Venglarik             --                --              7,712             24,604           56,600           209,003

-------------------------

* The value of each option share is based on the market value of CDI Stock on December 31, 2002 ($26.98 per share) minus the option exercise price.


Agreements with the Named Executive Officers

Following is a summary of the principal terms of an employment agreement between the Company and its Chief Executive Officer, as well as compensatory arrangements between the Company and the Named Executive Officers involving possible payments in excess of $100,000 in the event of the resignation, retirement or other termination of such officers' employment with the Company or a change of control of the Company.

Employment Agreement with Roger H. Ballou

The Company entered into a four-year employment agreement with Roger H. Ballou effective October 1, 2001, pursuant to which Mr. Ballou serves as the Company's President and Chief Executive Officer. Under that agreement, Mr. Ballou receives compensation consisting of (a) a base salary at the initial rate of $500,000 per year, (b) participation in a bonus program, as described in the next paragraph,
(c) an initial grant of 40,000 shares of restricted stock, and (d) options to purchase 500,000 shares of CDI Stock.

Under Mr. Ballou's bonus arrangement, annual target goals based on the Company's operational plan are agreed upon with the Compensation Committee. The goals established by the Committee include a target goal and a maximum performance goal. The bonus to be paid to Mr. Ballou for attaining the target goal for any calendar year is 75% of Mr. Ballou's base salary for that year, and the bonus to be paid for attaining the maximum performance goal for any such year is 120% of base salary for that year. A prorated portion of the bonus payable for attainment of the target goal is paid for any year in which performance does not attain the target goal, but attains at least the minimum level required for payment of a bonus under the Company's bonus plan for key employees as in effect for the year in question. If Mr. Ballou's performance for such year exceeds the target goal, but not the maximum performance goal, the bonus payable to him is prorated. Mr. Ballou's employment agreement provides that he and the Compensation Committee may agree that compliance with his bonus arrangement will be achieved by his participation in the Company's executive bonus program on terms and conditions substantially similar to those applicable to the other senior executives of the Company.

If Mr. Ballou's employment is terminated (a) by the Company other than for cause or (b) by Mr. Ballou if his title changes, his duties materially change, his place of employment is moved outside the Philadelphia area or the Company's principal offices are moved by more than fifty miles (any of which is referred to in Mr. Ballou's employment agreement as "Good Reason"), then the Company will continue to pay his base salary (or, upon Mr. Ballou obtaining other employment, 50% of his base salary) until the earlier of the fourth anniversary of his employment agreement or the expiration of a "severance period", provided that Mr. Ballou signs a release and waiver of all claims against the Company. That "severance period" was initially thirty months and is reduced by one half month for each month Mr. Ballou is employed under his employment agreement. In addition, if (a) the Company terminates Mr. Ballou's employment without cause,
(b) Mr. Ballou resigns for Good Reason, or (c) there is a change in control of the Company, then (i) the vesting schedule of all of his shares of restricted stock that would vest within the following year will be accelerated and all of those shares will immediately vest, and (ii) his 100,000 option shares which ordinarily vest on each of the first four anniversaries of the date of grant would be accelerated by one year. Furthermore, upon a change in control, the price conditions on the vesting of all or a portion of his other 400,000 option shares will be deemed to have been satisfied to the extent that the price at which CDI Stock was purchased (i.e., the purchase of which gave rise to that change in control) is equal to or greater than the price conditions for vesting.

Executive Severance Guidelines

Under severance guidelines which have been approved by the Compensation Committee, persons such as the Named Executive Officers are entitled to receive continuing payments of bi-weekly amounts equal to the base salary payments they were receiving before their termination for twelve months following their termination unless they resign or are terminated for cause. In addition, each executive (unless he or she resigns or is terminated for cause) would have up to two months following termination of employment in which to exercise any stock options which had vested prior to termination of employment. During the twelve-month severance period, the Company would continue to pay the same portion of the executive's health insurance premiums as it was previously paying and the Company would pay up to $15,000 in outplacement services. However, if the departed executive secures another job, his or her severance payments cease unless the Company elects to continue the payments for non-compete protection. In return for receiving these severance payments, the executive must agree to release the Company from claims. If an executive would be entitled to severance benefits under his or her employment agreement that are greater than those contained in the severance guidelines, the agreement provisions would govern. Mr. Ballou is the only Named Executive Officer who currently has an employment agreement providing for severance benefits.

Severance Arrangement with Gregory L. Cowan

In connection with the change in Mr. Cowan's role from Chief Financial Officer to Chief Accounting Officer in November 2002, the Company agreed that if, within nine months following that change, Mr. Cowan resigns or the Company removes him as its Chief Accounting Officer, then he will be entitled to receive salary continuation during the twelve months following his resignation or removal. These severance payments would not be reduced or eliminated if Mr. Cowan obtains other employment during the twelve-month period. Also, Mr. Cowan may, during the twelve-month period, exercise any of his stock options which have vested as of the date he resigns or is removed. As a condition to receiving any of these severance benefits, Mr. Cowan must first sign an agreement releasing the Company from claims.


Certain Other Arrangements with Executive Officers

At the time Roger H. Ballou was hired as the Chief Executive Officer in October 2001, he maintained a primary residence in Washington, D.C. The Company required Mr. Ballou to move his primary residence to the Philadelphia metropolitan area. To induce Mr. Ballou to join the Company, the Company agreed to assume the economic risks associated with the sale of his Washington, D.C. residence. Mr. Ballou was assured of receiving an amount equal to the average of two independent appraisals of his Washington, D.C. residence. The Company would then bear the economic impact of the sale price ultimately being above or below that average appraised value. The residence was eventually sold for a price in excess of the average appraised value, which was to the benefit of the Company. The Company also agreed to make a $1.8 million bridge loan to Mr. Ballou and his wife to cover the period between the March 2002 purchase of their new residence and the sale of their old residence, which was scheduled to close no later than July 2002. The bridge loan bore interest at the prime rate and was secured by a mortgage on his old residence. This loan was paid in full in June 2002.

On November 6, 2002, the Company purchased 5,000 shares of CDI Stock from Roger
H. Ballou at the market price prevailing at the time of the purchase. This transaction arose out of the October 2002 vesting of 10,000 shares of Mr. Ballou's restricted stock. Under the terms of his restricted stock agreement, Mr. Ballou is required to hold half of the shares for two years after they vest. The Company agreed to purchase 5,000 of the 10,000 shares which vested in October 2002 in order to assist Mr. Ballou in the payment of income taxes he owed in connection with that vesting.

Jay G. Stuart was elected the Company's Executive Vice President and Chief Financial Officer in November 2002. He was an employee of the Company for approximately one month prior to his election. His compensation with respect to that one-month period, as well as his compensation during the period he served as CFO, are included in the Summary Compensation Table above. From October 2001 through October 2002, Mr. Stuart provided financial consulting services to the Company through an entity affiliated with him. That affiliated entity was paid $402,104 for consulting services rendered during 2002 prior to the time that Mr. Stuart became an employee of the Company. The consulting fees paid to an affiliate of Mr. Stuart are not reflected in Mr. Stuart's compensation in the Summary Compensation Table above.


Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee of the Company's Board of Directors is responsible for approval, oversight and administration of the Company's executive compensation programs. The Committee is composed entirely of independent, nonemployee directors and operates pursuant to a written charter.

Principal Objectives

The primary objective of the Company's executive compensation program is to help the Company in attracting, retaining and motivating talented and entrepreneurial executives through pay programs that reward the achievement of both short-term and long-term business results. To attain this objective, the Committee believes that a substantial portion of the compensation paid to the Company's executives should be at risk and dependent upon the Company's performance. The Company's executive compensation program reflects this philosophy through the use of three components: (1) base salary, (2) an annual cash bonus based primarily on the Company's financial performance that year, and (3) stock options and/or restricted stock. Annual bonuses, stock options and restricted stock each represent variable compensation elements that are at risk because their value is tied to business results. While annual bonuses reward short-term business results, long-term incentives such as stock options and restricted stock recognize sustained financial results.

The Committee seeks to establish base salaries and incentive compensation opportunities for the Company's executives at roughly the median levels paid to executives with similar responsibilities at comparable companies. For this purpose, comparisons are made periodically to companies in the same businesses as the Company (generally the same companies which comprise the peer group in the "Comparative Stock Performance" section of this Proxy Statement), companies of comparable size in service businesses and companies of comparable size regardless of the nature of their business. The Committee retains the services of an independent outside consulting firm to help in determining median competitive compensation levels. (This compensation consulting firm reports to the Committee, not to management.) When the Company's performance exceeds targeted levels, these variable pay programs are intended to provide above-average total compensation (as compared to the levels paid to executives with similar responsibilities at comparable companies). When performance falls short of the targets, compensation levels are expected to be below average.

Executive Stock Ownership Requirements

To further achieve the objective of aligning the interests of the Company's executives with those of its shareholders, the Committee has recently established minimum CDI stock ownership and stock holding requirements for executives. Minimum stock ownership levels range from four times base salary for the CEO to two times base salary for the other senior executives. The minimum ownership levels are phased in over a five-year period beginning in 2003. Until the minimum levels are achieved, executives are required to retain 75% of the CDI Stock they obtain from option exercises, restricted stock and other sources. Additional measures will be imposed in the event an executive fails to attain the minimum ownership requirements.

Compensation to the CEO in 2002

     Salary and Bonus Compensation to the CEO

Roger H. Ballou's compensation during 2002 was based mainly on the employment agreement which the Company entered into with him when he was hired as President and Chief Executive Officer effective October 1, 2001. Under that agreement, Mr. Ballou was paid a base salary of $500,000 in 2002 and he participated in the Company's executive bonus program.

Under the Company's 2002 bonus program applicable to all of the Named Executive Officers, the executives were given the opportunity to earn cash bonuses based on the Company's achievement of quantitative financial goals. The financial goals for 2002, as established by the Committee in the beginning of the year, related to three measures: direct margin dollars, net income and return on assets. Direct margin dollars was used to encourage management to achieve more profitable revenue growth and to provide a reward for selling higher margin business. Return on assets was used to drive optimum use by management of all elements of invested capital, including the collection of accounts receivable. Net income was used because it provided the clearest measure of the profitability of the Company. The three goals were given the following weights: the direct margin dollars goal represented 25% of the total bonus opportunity, the net income goal represented 45% and the return on assets goal represented 30%. Pursuant to his employment agreement, Mr. Ballou's target bonus for 2002 was $375,000, representing 75% of his base salary. Under the bonus program, an executive would earn his target bonus if the Company achieved all of the financial goals.

The bonus payout scale for the direct margin dollars goal was set up as follows. There was a threshold of 90% (90% payout for 90% performance), with a one percentage point increase in payout for every one percentage point increase in performance until 100% was achieved (a straight line relationship). From 101% performance up to and including 125%, there was a two percentage point increase in payout (e.g., at 101% performance, there would be a 102% payout). This payout measure was capped at a 150% payout.

The bonus payout scale for the net income and return on assets goals was set up as follows. There was a threshold of 70%, with a 50% payout for 70% performance. For each additional percentage point of performance, the payout scale increased by two percentage points up to and including 90%. At 91% and through 100%, there was a one percentage point increase in payout for every one percentage point increase in performance (a straight line relationship). From 101% performance up to and including 150%, there was a two percentage point increase in payout (e.g., at 101% performance, there would be a 102% payout). These two payout measures were capped at a 200% payout. Lower thresholds and higher caps applied to the net income and return on assets measures, as compared to the direct margin dollars payout, because the significant cost-cutting and downsizing anticipated for the Company during 2002 made net income and asset levels more uncertain.

During 2002, the following percentages of the three financial goals were achieved by the Company, resulting in the payment of the following percentages of the target bonuses applicable to those goals:

        Financial Goal           % of Goal Achieved   % of Target Bonus Paid
       ----------------------------------------------------------------------
        Direct Margin Dollars            94%                    94%
        Net Income                      112%                   124%
        Return on Assets                112%                   124%


Based on these results, Mr. Ballou earned a bonus of $436,875 for 2002, which exceeded his target bonus of $375,000. Since the bonus he earned was greater than the amount of his guaranteed bonus ($112,500), the guaranteed bonus provision in Mr. Ballou's employment agreement did not apply.

The Committee believes that Mr. Ballou's salary and bonus arrangements are at roughly the median levels paid to other chief executive officers at comparable companies.

     Equity Compensation to the CEO

Mr. Ballou was not granted any stock options in 2002 because the 500,000 stock options granted to him in October 2001 when he joined the Company as CEO were regarded by the Committee as sufficient to align his compensation with shareholder interests and to provide adequate long-term performance incentives. Mr. Ballou also received, at the time he was hired, 15,000 restricted shares of CDI Stock and was given the opportunity to receive up to an additional 25,000 restricted shares if he purchased 25,000 shares of CDI Stock shortly after signing his employment agreement. This provided Mr. Ballou with an incentive to make a personal financial investment in the future success of the Company, to further align his interests with the Company's shareholders. Since Mr. Ballou purchased 25,000 shares of CDI stock during the required time period, the Company did ultimately award him a total of 40,000 restricted shares in late 2001. All of these restricted shares vest 25% per year over a four-year period. During 2002, 10,000 of those restricted shares became vested. The significant initial grant of stock options and restricted stock to Mr. Ballou accomplished the Committee's objective that a substantial portion of the CEO's compensation be at risk and dependent upon the Company's long-term stock performance.

Compensation to the Other Named Executive Officers in 2002

Mr. Stuart, the CFO, joined the Company in October 2002. His base salary was set at $280,000 per year, with a target bonus equal to 50% of his base salary, and he was granted 50,000 stock options and 10,000 shares of restricted stock. When it approved Mr. Stuart's compensation package, the Committee reviewed CFO compensation at comparable companies (the sort of companies described above in the third paragraph of this report). The Committee believes that Mr. Stuart's base salary and target bonus are lower than the median level of short-term compensation for CFO's at comparable companies and that the value of his stock options and restricted stock are higher than the median level of long-term incentive compensation for CFO's at comparable companies. Overall, the Committee believes that Mr. Stuart's total compensation package is at roughly a median market level.

No increases in base salary and target bonus levels over 2001 levels were given in 2002 to the three other Named Executive Officers -- Mr. Seiders, Ms. Venglarik and Mr. Cowan - in keeping with the cost containment measures imposed throughout the Company. Each of them was granted an additional 6,400 stock options in 2002 in order to continue to align their compensation with the interests of shareholders, to provide them with rewards which are contingent upon the Company's long-term performance and to maintain competitive levels of compensation. The Committee decided to reduce the term of the options granted to all executives in 2002 from ten years (the period which had been used for past options) to seven years. This was done to make the option term more typical of that used by most public companies in their executive compensation programs and to ultimately reduce the stock overhang represented by stock options.

Messrs. Stuart, Seiders and Cowan and Ms. Venglarik each participated in the Company's executive bonus program during 2002. Their bonuses were based on the same performance measures and weighting as described above with regard to the bonus for Mr. Ballou. Mr. Stuart's bonus was prorated to reflect that he was with the Company for only a portion of the year.

Mr. Seiders, Ms. Venglarik and Mr. Cowan were participants in a special guaranteed bonus program approved by the Committee in 2001. (Mr. Ballou and Mr. Stuart were not with the Company at that time and therefore were not covered by that program.) The guaranteed bonus program was instituted in recognition of the fact that no executive bonuses were paid for 2000 and no bonuses were expected to be otherwise earned for 2001, and also to address a retention problem that had arisen during a time of uncertainty, when a new CEO had not yet been named. However, consistent with the terms of this program, since the bonuses achieved by Mr. Seiders, Ms. Venglarik and Mr. Cowan for 2002 exceeded their guaranteed retention bonus amounts, the guaranteed bonus amounts did not apply. This guaranteed bonus program has now ended.

Section 162(m) - The $1 Million Cap on the Deductibility of Executive
Compensation

The Committee has continued to monitor the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company of certain compensation in excess of $1 million per year that is paid to the Named Executive Officers. The Section 162(m) regulations provide an exemption for "qualified performance-based compensation". In the past, the Board has worked to ensure that the Company's stock option plans satisfy the requirements for a "performance-based" stock option plan under the Section 162(m) regulations so that any compensation to executive officers under those plans (including the stock options presently held by the Named Executive Officers) would be exempt from the deductibility limitation. Consistent with these efforts to preserve the deductibility of executive compensation, Mr. Ballou's bonus arrangements, his 500,000 stock option grant and some amendments to the Company's stock option plan were all submitted to, and approved by, the shareholders of the Company at last year's annual meeting. Shareholder approval was necessary in order to satisfy the "performance-based" exemption.

Prior to 2002, the compensation paid to the Company's executive officers had never exceeded the $1 million limit per covered officer. However, the 2002 compensation to Mr. Ballou did exceed that level due to the Company's agreement to reimburse Mr. Ballou for certain costs associated with the sale of his home, the purchase of a new home in Philadelphia and the relocation of him and his family to Philadelphia. Over the years, the Committee has sought to structure executive compensation arrangements so as to be entirely deductible. The one-time reimbursement arrangement relating to the hiring of Mr. Ballou as CEO was an unusual circumstance. For 2003, the compensation payable to each of the Named Executive Officers (excluding any compensation which is exempt from the deductibility limit, such as compensation under the Company's stock option plan) is not expected to exceed the $1 million annual limit.

                                                COMPENSATION COMMITTEE:

                                                Walter E. Blankley, Chairman
                                                Kay Hahn Harrell
                                                Alan B. Miller

Compensation Committee Interlocks and Insider Participation

As of December 31, 2002, the Compensation Committee consisted of Walter E. Blankley, Kay Hahn Harrell and Alan B. Miller, none of whom is or has been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2002, where an executive officer of that other entity served on the Compensation Committee or the Board of the Company.


Comparative Stock Performance

The following graph sets forth the cumulative total shareholder return (assuming an investment of $100 on December 31, 1997 and the reinvestment of any dividends) for the last five fiscal years on (a) CDI Stock, (b) the Standard & Poor's (S&P) 500 Index, and (c) a peer group index. The peer group selected by the Company consists of the following seventeen companies: Adecco S.A., Alternative Resources Corp., Butler International Inc., CIBER, Inc., Computer Horizons Corp., Computer Task Group Inc., Heidrick & Struggles International, Inc., Jacobs Engineering Group, Inc., Keane Inc., Kelly Services, Inc., Korn/Ferry International, Manpower Inc., MPS Group, Inc. (formerly, Modis Professional Services, Inc.), Robert Half International Inc., Spherion Corporation, TMP Worldwide Inc. and Volt Information Sciences, Inc. All of these companies are in the staffing, information technology or outsourcing businesses except for Jacobs Engineering, which is in the engineering, design and construction business.


   [The Stock Performance Graph appears here in the printed proxy statement.]


                                       Year Ended December 31
                     --------------------------------------------------------
                      1997     1998      1999      2000      2001      2002
                      ----     ----      ----      ----      ----      ----

   CDI Corp.          $100   $ 44.13   $ 52.73   $ 31.97   $ 41.53   $ 58.97
   S & P 500           100    128.58    155.64    141.47    124.66     97.11
   Peer Group          100    105.86    138.52    110.97    102.82     68.78


                         CERTAIN BUSINESS RELATIONSHIPS

The law firm Dechert LLP performed legal services for the Company during 2002. Barton J. Winokur, a director of the Company, is the Chairman and a partner of Dechert LLP.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, as well as beneficial owners of more than 10% of CDI Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of CDI Stock. To the Company's knowledge, based on a review of copies of such reports furnished to the Company and on written representations made by such persons, the Company's directors, executive officers and beneficial owners of more than 10% of CDI Stock have complied with all Section 16(a) filing requirements with respect to 2002, except that Michael J. Emmi (a current director of the Company) and Allen
M. Levantin (who retired as a director in May 2002) each filed one late report involving one transaction.

The Board of Directors unanimously recommends a vote FOR the election of each of the nine nominees identified in Proposal One. Shares represented by the enclosed Proxy will be voted FOR all nine nominees unless a contrary choice is specified.


                                  PROPOSAL TWO

                RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS


Appointment of Independent Auditors for 2003

Upon the recommendation of the Audit Committee, the independent public accounting firm of KPMG LLP has been appointed by the Board of Directors to continue to serve as the Company's independent auditors for the fiscal year ending December 31, 2003, subject to ratification by the shareholders of the Company. KPMG has been serving the Company in this capacity for many years and the knowledge of the Company's business which they have gained is valuable. KPMG is considered by the Board to be well qualified for this engagement. A representative of KPMG will be present at the shareholders' meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Two. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.


Services and Fees of the Independent Auditors for 2002 and 2001

KPMG LLP served as the Company's independent auditors for the fiscal years ended December 31, 2002 and December 31, 2001. The fees billed to the Company by KPMG for the past two fiscal years were as follows:

                 Type of Fees             2002            2001
                 -----------------------------------------------------
                 Audit Fees (1)           $  555,400      $479,000
                 Audit-Related Fees (2)       18,500        14,000
                 Tax Fees (3)                525,770       435,018
                 All Other Fees                    0             0
                 TOTAL FEES                1,099,670       928,018

   (1) Consists of the aggregate fees billed in connection with the audit of CDI's annual financial statements and the review of financial statements included in the Company's quarterly reports on Form 10-Q.

   (2) Consists of the fees billed for the audit of the Company's 401(k) employee benefit plan and, in the case of 2002, $4,500 for audit-related services for a subsidiary of the Company, Management Recruiters International, Inc., in connection with regulatory filings by that subsidiary.

   (3) Consists of the aggregate fees billed for tax compliance and the preparation of tax returns ($385,250 in 2002 and $356,610 in 2001), as well as for tax advice ($140,520 in 2002 and $78,408 in 2001).


Financial Information Systems Design and Implementation Fees

The Company did not engage KPMG to provide advice or assistance regarding financial information systems design or implementation during 2002 or 2001.


Report of the Audit Committee

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to shareholders, the Securities and Exchange Commission and others, monitoring the Company's financial reporting processes and internal control systems, and reviewing and appraising the audit activities of the Company's independent accountants and internal auditors. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee's charter, which has been adopted by the Board of Directors. A copy of the Audit Committee's charter, called the "Audit Committee Guidelines", was attached to the Company's 2001 Proxy Statement.

The Audit Committee is currently comprised of the three directors named at the end of this Report. The Company's Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent, as defined by the applicable rules of the New York Stock Exchange.

Management has primary responsibility for the preparation of the Company's financial statements and for maintaining appropriate accounting and financial policies, processes and internal controls. KPMG LLP, the Company's independent accountants, is responsible for performing an independent audit of the Company's annual financial statements and expressing an opinion as to the fairness of the financial statements in conformity with accounting principles generally accepted in the United States. The Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2002 with management of the Company and with representatives of KPMG.

The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Committee has received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Furthermore, the Committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining the auditors' independence. The Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                                                AUDIT COMMITTEE:

                                                Barton J. Winokur, Chairman
                                                Michael J. Emmi
                                                Kay Hahn Harrell


                                  OTHER MATTERS

The Board of Directors knows of no other matters which may come before the meeting. However, if any other matter should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares represented by the Proxy as the Board of Directors may recommend.


                  SHAREHOLDER PROPOSALS FOR NEXT YEAR'S MEETING

Shareholders of the Company are entitled to submit proposals for inclusion in the Company's 2004 Proxy Statement, to be considered for action at the 2004 Annual Meeting of Shareholders. Proposals so submitted must be received by the Company at its principal executive offices no later than December 10, 2003 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. With respect to a shareholder proposal that is not included in the Company's 2004 Proxy Statement but which properly comes before the 2004 Annual Meeting of Shareholders, if the Company does not receive notice of such proposal at its principal executive offices by February 23, 2004, then the proxy solicited by the Board for the 2004 Annual Meeting of Shareholders may confer discretionary voting authority on the proxy holders with respect to such proposal.

                                By Order of the Board of Directors

                                /s/ JOSEPH  R. SEIDERS
                                JOSEPH R. SEIDERS, Secretary


Dated: April 8, 2003
Philadelphia, Pennsylvania

PROXY

                                    CDI CORP.

                          1717 Arch Street, 35th Floor
                          Philadelphia, PA 19103-2768

           This Proxy is Solicited on Behalf of the Board of Directors

     Each shareholder signing this Proxy hereby appoints Joseph R. Seiders and Craig H. Lewis, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 14, 2003, at CDI Corp.'s annual meeting of shareholders to be held on May 6, 2003, or any adjournments or postponements thereof. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 8, 2003 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL NINE NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF, AND FOR PROPOSAL TWO TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR 2003. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

                 (Continued and to be signed on the other side)

________________________________________________________________________________
    Address Change/Comments (Mark the corresponding box on the reverse side)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

                                [CDI CORP. LOGO]

The Board of Directors recommends a vote FOR each of the       Please
nominated directors in Proposal 1 and FOR Proposal 2.          Mark Here
                                                               for Address  [_]
                                                               Change or
                                                               Comments
                                                               SEE REVERSE SIDE

Proposal 1 - ELECTION OF DIRECTORS

The nominees are:

     01 Roger H. Ballou       02 Walter E. Blankley
     03 Michael J. Emmi       04 Walter R. Garrison
     05 Kay Hahn Harrell      06 Lawrence C. Karlson
     07 Ronald J. Kozich      08 Alan B. Miller
     09 Barton J. Winokur

                                      WITHHOLD
              FOR                     for all

              [_]                       [_]

WITHHOLD VOTE FOR: (Write the name(s) or number(s) of such nominee(s) in the space provided below.)

________________________________________________________________________________

Proposal 2 - Ratify the appointment of KPMG LLP as CDI Corp.'s independent auditors for 2003.

      FOR                    AGAINST                  ABSTAIN

      [_]                      [_]                      [_]

3. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature______________________ Signature______________________ Date____________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

                                [CDI CORP. LOGO]

                      YOUR VOTE IS IMPORTANT TO US. PLEASE
                      COMPLETE, DATE AND SIGN THE ABOVE
                      PROXY CARD AND RETURN IT PROMPTLY
                      IN THE ACCOMPANYING ENVELOPE.